Exhibit 99.1

SmartStop®

Self Storage REIT, Inc.

...The Smarter Way to Store!®

SmartStop Prices 5-Year Canadian Maple Bond Offering

LADERA RANCH, CALIF. – September 22, 2025 – SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), an internally managed real estate investment trust and a premier owner and operator of self-storage facilities in the United States and Canada, announced the pricing of a Canadian Maple Bond offering (priced on September 19, 2025). SmartStop’s affiliated operating partnership, SmartStop OP, L.P., will issue CAD $200 million of series B senior unsecured notes due September 24, 2030 (the “Notes”). The Notes bear interest at a rate of approximately 3.888% per annum, payable in cash in equal semi-annual installments, commencing on March 24, 2026. The Notes are rated BBB (Stable) by Morningstar DBRS.

SmartStop intends to use the net proceeds from the offering to repay outstanding indebtedness, fund acquisitions and for general corporate purposes. The closing of the offering is expected to occur on September 24, 2025, subject to the satisfaction of customary closing conditions.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws in the United States and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The Notes were offered exclusively to persons resident in a Canadian province through a syndicate of agents on a private placement basis. The Notes will not be sold to investors outside of Canada.

This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 600 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of September 22, 2025, SmartStop has an owned or managed portfolio of 236 operating properties in 23 states, the District of Columbia, and Canada, comprising approximately 170,500 units and 19.1 million rentable square feet. SmartStop and its affiliates own or manage 49 operating self-storage properties in Canada, which total approximately 41,800 units and 4.2 million rentable square feet.

Contact:

David Corak

Senior VP of Corporate Finance and Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com